                            CERTIFICATE OF FORMATION

                                       OF

                      TRIGEN/CINERGY - USFOS OF LANSING LLC

1. The name of the limited liability company (the "LLC") is:

                      Trigen/Cinergy - USFOS of Lansing LLC

2. The address of the  registered  office of the LLC in the State of Delaware is
1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the  registered  agent  of the  LLC at such  address  is The  Corporation  Trust
Company.

IN WITNESS  WHEREOF,  the undersigned has executed this Certificate of Formation of the LLC this 3rd day of November, 1999.

                             /s/Michael J. Perlowski
                             -----------------------
                              Michael J. Perlowski
                                Authorized Person